Exhibit 10.51

AMENDED AND RESTATED OPERATOR’S CONTRACT

This Operator’s Contract (“Agreement”) is made and entered into by and between the Black Hawk County Gaming Association, an Iowa non-profit corporation (the “BHCGA”) and IOC Black Hawk County, Inc., an Iowa Corporation (“IOC”) as of the 9th day of November, 2004.

WHEREAS, the BHCGA is an Iowa non-profit corporation with its principal place of business in Black Hawk County, Iowa, which corporation intends to apply for a license to be granted by the Iowa Racing and Gaming Commission (“IRGC”) for an excursion gambling boat; and

WHEREAS, IOC wishes to enter into a contract with the BHCGA as the operator of the excursion gambling boat pursuant to the rules and regulations of the IRGC.

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                         The parties intend to submit an application to the IRGC (the “Application”) pursuant to which they will operate a gambling excursion boat.

2.                                         This Agreement shall commence on the date of its execution (the “Commencement Date”) and terminate on March 31, 2015, unless terminated earlier pursuant to paragraph 11 below, provided, however, that so long as IOC has substantially complied with this Agreement and the IRGC rules and the parties’ gaming license is renewed and/or in effect, IOC is hereby granted the right to renew this Contract for succeeding three year periods, the last of which shall terminate on the last date for licensed gaming as approved by Black Hawk County voters pursuant to Chapter 99F of the Code of Iowa. If the IRGC denies the Application, this Contract will immediately terminate upon the occurrence of such event.

3.                                         IOC as operator, shall be responsible for the payment of the initial application fees, all annual licensing fees as required by the IRGC, the payment of all premiums or any additional fees required by the IRGC and all gaming taxes under the provisions of Iowa Code Chapter 99F and its regulations and any amendments thereto, or any other provisions of the Iowa code, all of which are required in order to maintain an excursion boat gambling license.

4.                                         IOC agrees to provide all necessary accounting and verification required by the IRGC to determine the adjusted gross receipts in order to determine the gaming taxes as assessed pursuant to Iowa Code Chapter 99F, and shall comply with all reasonable requests of the BHCGA and/or the IRGC, or any other regulating body, to determine the extent of the gaming tax, and further agrees to make any payments required in a timely fashion.

5.                                      A. Upon issuance of a gaming license by the IRGC, IOC will make a one time gift of $1,000,000 to The Waterloo Development Corporation for a project to be approved by BHCGA, The Waterloo Development Corporation and the City of Waterloo. In addition, IOC shall advance to BHCGA a payment of $1,500,000 on the date of such issuance and advance an additional payment of $1,500,000 on the anniversary date. Upon the commencement of operations (and continuing for the term of this Agreement), IOC shall pay a fee to the BHCGA equal to 4.1% of each week’s adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code), with IOC receiving a deduction for payments advanced to BHCGA creditable at the rate of 50% of each weekly payment until the advance has been retired. These weekly payments shall be made by 12:00 Noon on Friday following the completion of each calendar week.

B.                                     From said sums, the BHCGA shall be responsible for all distributions required by Iowa Code Section 99F.5, Subsection 1, all of its administrative costs (other than initial application costs), the annual DCI investigation as required, all legal expenses, salaries, and all related costs associated with the administration of its license.

C.                                     BHCGA will use its best efforts to negotiate an exclusive gaming development agreement with the City of Waterloo. If BHCGA is successful in negotiating a gaming development/dock site agreement containing these terms which is otherwise acceptable to IOC, then IOC shall pay to BHCGA an additional fee of 1.65% of each week’s adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code) continuing for the term of such agreement, which fee shall include and be in lieu of any admission or docking fee which might otherwise be charged the county or any city..

D.                                     IOC covenants and agrees to be responsible for the payment of all regulatory charges as required by the IRGC. IOC shall provide, at its expense, all necessary accounting and documentation to establish to the reasonable satisfaction of the BHCGA, the City of Waterloo, Black Hawk County, and the IRGC, computation of the fees set forth above. IOC agrees to pay to the BHCGA and to account to the BHCGA as required to comply with the IRGC’s rules and regulations.

E.                                      In the event the wagering tax charged by the State of Iowa under 99F. 11 of the Code of Iowa is increased above its current top bracket rate of 22% of the adjusted gross receipts, IOC shall be entitled to a prorated credit against payments due under this contract equal to the amount of such increased tax payable to the state.

F.                                       BHCGA hereby acknowledges and agrees that it is quite possible that some or all of the approvals may not be obtained and that IOC may determine in its sole and absolute discretion that it is not in its best interest to seek or continue to seek approvals to develop the project or to operate or continue to operate the project (an “IOC Termination Decision”) BHCGA further agrees that upon receipt of written notice of an IOC Termination Decision, this Contract shall terminate without any further obligation by either party.

6.                                     IOC agrees to hold the BHCGA harmless and to defend it from any and all claims arising out of IOC’s operation of its gambling and excursion boat and any related activity of IOC as required by this Agreement, city and county ordinances, or state or federal statutes, and all regulations promulgated thereunder. IOC shall be responsible for the payment of all legal expenses incurred by the BHCGA in defense of any such claim, and all costs attributable thereto including payment of any settlements, damage awards and interest thereon. IOC shall not be responsible for any acts or omissions of the BHCGA and the indemnity shall not apply thereto.

7.                                     The BHCGA agrees with IOC that it will not enter into any agreements with any operators, and will not make Application to the IRGC for any operator, to operate gambling excursion boats within Black Hawk County without first obtaining the written consent of IOC which may be withheld by IOC for any reason in IOC’s sole and absolute discretion. In addition, the BHCGA agrees to take all reasonable steps available to the BHCGA to prevent any other operator or excursion boat gambling license holder from conducting operations within Black Hawk County without the written prior permission of IOC.

8.                                     It is agreed that this Agreement is intended to comply with, and is subject to all the rules and regulations of the IRGC, the ordinances of the City of Waterloo, and the laws of the State of Iowa and of the United States of America. The terms of this Agreement are subject to amendment to comply with any of said requirements or any changes in any laws or regulations. In the event that any provisions of this

Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.

9.                                    IOC agrees that it will provide, at its expense, within the time requirements set forth by the regulations of the IRGC, all necessary audits of financial transactions and conditions of the operations conducted by IOC, as well as audits of the financial transactions and conditions of IOC’s total operations as required by the rules and regulations of the IRGC.

10.                             IOC and the BHCGA do hereby agree and covenant with each other to comply with the terms of Iowa Code Section 99F, all chapters of the Iowa Code, the U.S. Federal Code, all City ordinances of the City of Waterloo, and any and all regulations promulgated pursuant to any such law as duly adopted. Both parties represent and covenant with each other that they will cooperate with each other in order to achieve their mutual goals.

11.                             In the event either IOC or the BHCGA is deemed by the other or the IRGC not to be in compliance with the terms of this Agreement, the non-breaching party or the IRGC shall be entitled to specific performance of the terms of this Agreement. Further, the parties agree that in the event of any operational default, the defaulting party shall be required to cure such default to the satisfaction of the IRGC. In the event said party does not cure the default to the satisfaction of the IRGC, then the non-defaulting party may, at its option, after obtaining written approval from the IRGC and giving the other party thirty (30) days written notice and opportunity to cure, declare this Agreement terminated. This Agreement may be terminated by the BHCGA after given IOC thirty (30) days written notice and opportunity to cure, upon the occurrence of any of the following events:

1.                                   Loss or suspension of more than thirty (30) days of gaming, liquor or any governmental license required to operate a gaming facility;

2.                                   Material breach of IOC’s obligations under this Agreement;

3.                                   Absence of an operational gaming facility by IOC in Waterloo for more than thirty (30) days in any twelve-month period;

If by reason of Force Majeure (as hereinafter defined) either party is unable to carry out, either in whole or in part, its obligations herein contained, that party shall not be deemed in default and its obligations shall be suspended so long as such inability continues, provided that it shall use commercially reasonable efforts to perform its obligations. “Force Majeure” shall mean acts of God; winds; hurricanes; tornadoes; fires; epidemic; landslides; earthquakes; floods; strikes; lockouts or other industrial disturbances; acts or public enemies; acts, failures to act or orders of any kind of any governmental authorities, acting in their regulatory or judicial capacity, which are unrelated to the performance of IOC; insurrections; military action; war, whether or not it is declared; sabotage; riots; civil disturbances; explosions; or any cause or event, not reasonably within the control of either party, which precludes that party from carrying out, in whole or in part, its obligations under this Agreement. However, Force Majeure shall not excuse payment of IOC’s obligations under paragraph 5.A for the first four weeks of such occurrence, further, in the event that there is no operational gaming facilities by IOC in Waterloo for more than six consecutive months at any time or a total of nine months during the term of this Agreement, IOC’s obligations herein shall no longer be excused.

12.                              IOC agrees to provide the BHCGA financial performance reports of IOC’s operations on a weekly basis.

13.                              This Agreement embodies the entire agreement between the parties and may be amended or supplemented only by an instrument in writing executed by the party against whom the enforcement is sought.

14.                              All representations, warranties and indemnities set forth in this Agreement shall survive the execution hereof.

15.                              The Agreement may be executed in a number of identical counterparts, and is so executed, each such counterpart is deemed an original for all purposes, and all such counterparts hall collectively constitute one agreement.

16.                              This Agreement binds the parties hereto and inures to the benefit of their respective heirs, personal representatives, successors or assigns.

17.                              In addition to the acts and deeds recited in this Agreement and contemplated herein, the parties hereto shall execute any and all additional agreements as may be necessary to consummate the transactions contemplated by this Agreement and to fulfill the intentions of this agreement.

18.                              Time is of the essence of this Agreement and each and every provision contained herein.

19.                              In the event a dispute arises between the parties, hereto, each party shall be responsible for paying its own attorney’s fees and court costs, if any, incurred in connection with such dispute.

20.                              If and in the event of a dispute arising hereunder, venue is vested in the Iowa District Court for Black Hawk County, or in any Federal District Court in Iowa which has jurisdiction. IOC acknowledges that it has negotiated this Agreement in Black Hawk County, Iowa, and has made numerous business contacts and entered into agreements relating to matters sufficient to confer jurisdiction on the Iowa District Court in and for Black Hawk County.

21.                              The parties hereto represent to each other that each has the full right, power and authority to enter into this Agreement and to fully perform its obligations. The persons executing this Agreement warrant and represent that each has the authority to execute in the capacity stated and to bind the parties hereto.

22.                              IOC shall not have the right to assign this Agreement without the prior written consent of the IRGC and the BHCGA which may be withheld by the BHCGA for any reason in the BHCGA’s sole and absolute discretion.

23.                              If, and in the event, any provision of this Agreement is determined to be invalid for any reason, it shall be severed and all other provisions not determined invalid shall continue with full force and effect.

24.                              No failure by either party hereto, at any time, to require the performance by the other of any terms of this Agreement, shall in any way affect the right of either party to enforce such terms, nor shall any waiver, by either party of any terms hereof be taken or held to be a waiver of any other provisions of this Agreement. No waiver of any term or provision of this Agreement shall be effective unless the same is in writing, signed by the parties hereto.

25.                              This Agreement is entered into in the State of Iowa and shall be construed in accordance therewith, and all of the rights and obligations hereunder shall be determined in accordance with the laws of the State of Iowa.

This Agreement is signed and entered into as of the day and year first above written.

IOC BLACK HAWK COUNTY

By	/s/ [ILLEGIBLE]

BLACK HAWK COUNTY GAMING ASSOCIATION

By	/s/ [ILLEGIBLE]